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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to incorporation by reference in the registration statement on Form S-3 of CNET, Inc. of our report dated February 9, 1999, except as to paragraph 5 of footnote 5 and footnote 10 which are as of March 22, 1999, and our report on Schedule dated March 22, 1999, relating to consolidated balance sheets of CNET, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K/A of CNET, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.


                                                  /s/ KPMG LLP


San Francisco, California
August 18, 1999